AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1999

                                                  REGISTRATION NUMBER 33-_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                             SECURITIES ACT OF 1933
                                -----------------


                              SMARTIRE SYSTEMS INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as specified in its charter)


BRITISH COLUMBIA, CANADA                                       NOT APPLICABLE
--------------------------------------------------------------------------------
State of other jurisdiction of                                (I.R.S. Employee
incorporation or organization                                    I.D. Number)


   SUITE 150, 13151 VANIER PLACE, RICHMOND, BRITISH COLUMBIA, CANADA, V6V 2J1
--------------------------------------------------------------------------------
            Address of Principal Executive Office, including Zip Code


                  STOCK OPTION AGREEMENTS, MANAGEMENT AGREEMENT
                                       AND
                        RELEASE AND SETTLEMENT AGREEMENT
--------------------------------------------------------------------------------
                         Full title of the agreement(s)


                                 (604) 276-9884
--------------------------------------------------------------------------------
          Telephone Number, including area code, of agent for services)


                                   COPIES TO:

                               Mr. Bernard Pinsky
                      Clark Wilson, Barristers & Solicitors
                       Suite 800, 885 West Georgia Street
                        Vancouver, B.C., Canada, V6C 3H1
                            Telephone: (604) 687-5700
--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE



     TITLE OF                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
   SECURITIES TO        AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
   BE REGISTERED        REGISTERED(1)           UNIT(2)             PRICE(2)         REGISTRATION FEE
----------------        -------------     ------------------   -------------------   ----------------
Common Stock             302,500(3)            $3.05(6)          $  922,625.00            $377.87
                          33,550(3)            $2.99(6)          $  100,314.50
                           4,375(3)            $2.13(6)          $    9,318.75
                          20,000(3)            $1.97(6)          $   39,400.00
                          20,000(3)            $1.74(6)          $   34,800.00
                          10,000(4)            $2.18(7)          $   21,800.00
TOTAL                    100,000(5)            $2.31(8)          $  231,000.00
                         ----------                              -------------
                         490,425                                 $1,359,258.25

(1) This number includes certain options, bonus shares and settlement shares issued pursuant to individual agreements.

(2) Offering price is expressed in US dollars using a conversion rate of $1.50 Cdn. = $1.00 US.

(3) Options granted pursuant to certain option agreements with employees, officers and directors.

(4)   Shares issued pursuant to a certain management agreement.

(5)   Shares issued pursuant to a certain release and settlement agreement.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the price at which the options may be exercised.

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h), based on the average of the high and low prices on June 1, 1999.

(8) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h), based on the average of the high and low prices on June 4, 1999.


                             PROSPECTUS FOR RESALES

The material which follows, up to but including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the individual Stock Option Agreements, a Management Agreement, and a Release of Settlement Agreement by affiliates of SmarTire Systems Inc. (the "Company"), as defined in Rule 405 under the Securities Act of 1933, as amended.


PROSPECTUS

                              SMARTIRE SYSTEMS INC.

                                  COMMON STOCK

This Prospectus relates to shares of Common Stock of the Company which may be offered from time to time by the people named under "Selling Security Holders" in The Nasdaq SmallCap Market, where the Company's Common Stock currently is traded, or on securities exchanges, through automated quotation systems or in other markets where the Common Stock may be traded, or in negotiated transactions, at prices and on terms then available. The respective Selling Security Holders will pay any brokerage fees or commissions relating to sales by them. See "Method of Sale." The Company will receive no part of the proceeds of any such sales. The principal executive office of the Company is located at 150-13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized to give any information or to make any representations not contained in this Prospectus. Any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell any of the securities covered by this Prospectus by the Company or the Selling Security Holders in any state to any person to whom it is unlawful for the Company or the Selling Security Holders to make such offer. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or since the dates as of which information has been incorporated herein.

The expenses of preparing and filing the Registration Statement of which this Prospectus is a part are being borne by the Company.



The date of this Prospectus is June 17, 1999

                                TABLE OF CONTENTS


Available Information                                                        5
Incorporation by Reference                                                   5
Selling Security Holders                                                     5
Method of Sale                                                               6
Securities and Exchange's Position Regarding Indemnification                 6

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with that Act files reports and other information with the Securities and Exchange Commission. All reports, proxy statements and other information filed with the Securities and Exchange Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 11th floor, 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of that material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is (http://www.sec.gov).


                           INCORPORATION BY REFERENCE

The Company incorporates by reference into this Prospectus (a) the Company's Registration on Form 10-SB, as amended (b) the Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1998 (c) all documents filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since July 31, 1998, and (d) the description of the Company's Common Stock included in its registration statement under Section 12 of the Securities Exchange Act of 1934 relating to the Common Stock, including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by the Company pursuant to Sections 13(a), 14(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part of it from the date of filing such documents. Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this prospectus is delivered upon a written or oral request to SmarTire Systems Inc., Suite 150, 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1,
Attention: Corporate Secretary, telephone number (604) 276-9884.


                            SELLING SECURITY HOLDERS

The Prospectus relates to possible sales by employees, officers and directors of the Company of shares of Common Stock purchased by them through the exercise of options or shares of the Company's Common Stock granted to them under certain individual Stock Option Agreements, a Management Agreement, and a Release and Settlement Agreement. The names of those Selling Securities Holders and the amounts of securities available for resale are as follows:

         Ian Bateman                          20,000
         Lawrence M. Becerra                  25,000
         Jaswir Bhambra                        4,875

         John Bolegoh                         12,500
         David Dunlap                         60,000
         Kathy Farrar                          2,000
         Suzanne Foster                        4,000
         Shawn Lammers                        20,000
         Cyprian Libera                        5,500
         Leslie Minovitch                      2,300
         Philip Potter                        10,000
         Nick Richards                        15,000
         Robert V. Rudman                    157,500
         Gary Schlachter                      17,500
         Jim Wiggins                           3,000
         William Cronin                       18,750
         Blaine Halina                         2,500
         Mark Desmarais                       10,000
         Joseph Merback                      100,000


                                 METHOD OF SALE

The Company anticipates that any sales of the shares offered by this Prospectus by Selling Security Holders will be made to the public in The Nasdaq SmallCap Market where the Company's Common Stock currently is traded or on securities exchanges, through automated quotation systems or in other markets where the Company's Common Stock may be traded, or in negotiated transactions. The Company anticipates that sales will be at prices current when the sales take place. Sales may involve payment of brokers' commissions by Selling Security Holders. Sales may also be made pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act") without delivery of this Prospectus. There is no present plan of distribution.


         SECURITIES AND EXCHANGE'S POSITION REGARDING INDEMNIFICATION

The Company's Articles provide for indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Act might be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Company previously filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated into this Registration Statement by reference:

         (a) the Company's Registration Statement on Form 10-SB, as amended;

         (b) the Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1998; and

         (c) the description of the Company's common stock contained in the Company's registration statement filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.


ITEM 4.  DESCRIPTION OF SECURITIES

No description of the class of securities to be offered is required under this item because the class of securities to be offered is registered under Section 12 of the Exchange Act.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

No such interests.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles provide, among other things, that, subject to the Company Act (British Columbia), the Company will indemnify each and every director, secretary or assistant secretary and each and every former director, secretary or assistant secretary of the Company against all reasonable losses, costs, charges and expenses properly incurred, including any amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding by reason of his having been a director or secretary or assistant secretary of the Company, if: (a) he acted honestly and in good faith, with a view to the best interests of the Company; and (b) he had reasonable grounds for believing his conduct was lawful.

The Company's Articles further provide that the Company may, if permitted by law, indemnify any person who serves or has served as a director, officer, employee or agent of the Company, or of any corporation of which the Company is a shareholder. Further, the Company is authorized by its Articles to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the Company or of any corporation of which the Company is a shareholder, against any liability which may be incurred by him in that capacity.

Under Section 128 of the Company Act (British Columbia), any indemnity provided by the Company to the following persons is subject to court approval:

         (a)       a director or former director of the Company;

         (b) a director or former director of any corporation of which the Company is or was a shareholder;

         (c) the heirs and personal representatives of any person mentioned in paragraph (a) or (b);

         (d) an officer or former officer of the Company or of a corporation of which the Company is or was a shareholder.

The Company may indemnify such person against all reasonable costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director or officer, including an action brought by the Company or corporation. Indemnification is only possible under
Section 128 of the Company Act (British Columbia) if: (a) the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director or officer; and (b) in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that the person's conduct was lawful.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.


ITEM 8.  EXHIBITS

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

         4.1 Director Stock Option Agreement dated March 30, 1998 between the Company and Ian Bateman;

         4.2 Director Stock Option Agreement dated March 30, 1998 between the Company and Lawrence M. Becerra;

         4.3 Employee Stock Option Agreement dated March 30, 1998 between the Company and Jaswir Bhambra;

         4.4 Director Stock Option Agreement dated March 30, 1998 between the Company and John Bolegoh;

         4.5 Director Stock Option Agreement dated March 30, 1998 between the Company and David Dunlap;

         4.6 Employee Stock Option Agreement dated March 30, 1998 between the Company and Kathy Farrar;

         4.7 Employee Stock Option Agreement dated March 30, 1998 between the Company and Suzanne Foster;

         4.8 Employee Stock Option Agreement dated March 30, 1998 between the Company and Shawn Lammers;

         4.9 Employee Stock Option Agreement dated March 30, 1998 between the Company and Cyprian Libera;

         4.10 Employee Stock Option Agreement dated March 30, 1998 between the Company and Philip Potter;

         4.11 Director Stock Option Agreement dated March 30, 1998 between the Company and Nick Richards;

         4.12 Director Stock Option Agreement dated March 30, 1998 between the Company and Robert Rudman;

         4.13 Employee Stock Option Agreement dated March 30, 1998 between the Company and Jim Wiggins;

         4.14 Director Stock Option Agreement dated November 10, 1997 between the Company (formerly Unicomm Signal Inc.) and William
                  Cronin;

         4.15 Employee Stock Option Agreement dated November 10, 1997 between the Company (formerly Unicomm Signal Inc.) and Leslie
                  Minovitch;

         4.16 Director Stock Option Agreement dated November 10, 1997 between the Company (formerly Unicomm Signal Inc.) and Robert
                  V. Rudman;

         4.17 Amended Employee Stock Option Agreement dated March 26, 1997 between the Company (formerly Unicomm Signal Inc.) and Jaswir
                  Bhambra;

         4.18 Amended Employee Stock Option Agreement dated March 26, 1997 between the Company (formerly Unicomm Signal Inc.) and Cyprian
                  Libera;

         4.19 Amended Employee Stock Option Agreement dated July 2, 1997 between the Company (formerly Unicomm Signal Inc.) and Blaine
                  Halina;

         4.20     Employee Stock Option Agreement dated July 2, 1997 between the
                  Company (formerly Unicomm Signal Inc.) and Gary Schlachter;
                  and

         4.21 Director Stock Option Agreement dated January 9, 1998 between the Company and Robert Rudman;

         4.22     Management Agreement effective June 1, 1999 between the
                  Company and Mark Desmarais;

         4.23 Release and Settlement Agreement effective June 4, 1999 between the Company and Joseph Merback; and

         5.1 Opinion of Clark, Wilson, Barristers & Solicitors (including consent).

ITEM 9   UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (a) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                  Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, on June ____, 1999.

SmarTire Systems Inc.

Per:      /s/ Mark Desmarais

Mark Desmarais, President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE               TITLE                             DATE
         ---------               -----                             ----
/s/ Robert Rudman                CEO, Chairman                     June 17, 1999
------------------------         and Director
Robert Rudman


/s/ Mark Desmarais               President and                     June 17, 1999
------------------------         Chief Operating Officer
Mark Desmarais                   and Director


/s/ Kevin Carlson                Chief Financial Officer           June 17, 1999
------------------------         and Director
Kevin Carlson


/s/ John I. Bolegoh              Vice President                    June 17, 1999
------------------------         Operations and
John I. Bolegoh                  Director


/s/ Dana Stonerook               Director                          June 17, 1999
------------------------
Dana Stonerook


/s/ Lawrence Becerra             Director                          June 17, 1999
------------------------
Lawrence Becerra


/s/ Bernard Pinsky               Director                          June 17, 1999
------------------------
Bernard Pinsky

                                  EXHIBIT INDEX


EXHIBIT NO.                                          DESCRIPTION
-----------                                          -----------
    4.1                    Director Stock Option Agreement dated March 30, 1998 between the Company and Ian Bateman;

    4.2                    Director Stock Option Agreement dated March 30, 1998 between the Company and Lawrence M. Becerra;

    4.3                    Employee Stock Option Agreement dated March 30, 1998 between the Company and Jaswir Bhambra;

    4.4                    Director Stock Option Agreement dated March 30, 1998 between the Company and John Bolegoh;

    4.5                    Director Stock Option Agreement dated March 30, 1998 between the Company and David Dunlap;

    4.6                    Employee Stock Option Agreement dated March 30, 1998 between the Company and Kathy Farrar;

    4.7                    Employee Stock Option Agreement dated March 30, 1998 between the Company and Suzanne Foster;

    4.8                    Employee Stock Option Agreement dated March 30, 1998 between the Company and Shawn Lammers;

    4.9                    Employee Stock Option Agreement dated March 30, 1998 between the Company and Cyprian Libera;

    4.10                   Employee Stock Option Agreement dated March 30, 1998 between the Company and Philip Potter;

    4.11                   Employee Stock Option Agreement dated March 30, 1998 between the Company and Nick Richards;

    4.12                   Director Stock Option Agreement dated March 30, 1998 between the Company and Robert Rudman;

    4.13                   Employee Stock Option Agreement dated March 30, 1998 between the Company and Jim Wiggins;

    4.14 Director Stock Option Agreement dated November 10, 1997 between the Company (formerly Unicomm Signal Inc.) and
                           William Cronin;

    4.15 Employee Stock Option Agreement dated November 10, 1997 between the Company (formerly Unicomm Signal Inc.) and
                           Leslie Minovitch;

    4.16 Director Stock Option Agreement dated November 10, 1997 between the Company (formerly Unicomm Signal Inc.) and
                           Robert V. Rudman;

    4.17                   Amended Employee Stock Option Agreement dated March 26, 1997 between the Company (formerly Unicomm Signal Inc.) and
                           Jaswir Bhambra;

    4.18                   Amended Employee Stock Option Agreement dated March 26, 1997 between the Company (formerly Unicomm Signal Inc.) and
                           Cyprian Libera;

    4.19                   Amended Employee Stock Option Agreement dated July 2, 1997 between the Company (formerly Unicomm Signal Inc.) and
                           Blaine Halina;

    4.20                   Employee Stock Option Agreement dated July 2, 1997 between the Company (formerly Unicomm Signal Inc.) and Gary
                           Schlachter; and

    4.21 Director Stock Option Agreement dated January 9, 1998 between the Company and Robert Rudman;

    4.22                   Management Agreement effective June 1, 1999 between the
                           Company and Mark Desmarais;

    4.23 Release and Settlement Agreement effective June 4, 1999 between the Company and Joseph Merback; and

    5.1                    Opinion of Clark, Wilson, Barristers & Solicitors (including consent).